EXHIBIT B


                   AMENDMENT TO RESTATED SHAREHOLDERS AGREEMENT

       THIS AMENDMENT TO RESTATED SHAREHOLDERS AGREEMENT

  (the "Amendment") dated this   6th day of August, 1993 by and among Ashland

  Oil, Inc. ("Ashland"), a Kentucky corporation, Saarbergwerke AG

  ("Saarberg"), a company organized under the laws of the Federal Republic of

  Germany, Carboex International, Ltd. ("Carboex"), a company organized under the laws of the Bahamas and Ashland Coal, Inc. (the "Company"), a Delaware

  corporation.

                                     WITNESSETH:

         WHEREAS, Ashland, Saarberg, Carboex and the Company entered into the

  Restated Shareholders Agreement dated December 12, 1991 (the "Agreement");

  and

     WHEREAS, Ashland, Saarberg, Carboex and the Company desire to amend the

  Agreement as provided herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ashland, Saarberg, Carboex and the Company hereby agree as follows:

  (1) A NEW SECTION 1.22 IS HEREBY ADDED TO THE AGREEMENT TO READ

  AS FOLLOWS:

       1.22 "Qualifying Disposition" means a Disposition of Shares of  common stock of the Company made in accordance with paragraph B of  Section 4.4 by a Shareholder: (i) in an underwritten public offering made pursuant to a registration statement filed with the Securities Exchange

     Commission; or (ii) in a sale under Rule 144 of the Securities Act of

     1933, as amended on any national stock exchange on which the Shares  of the Company are listed to any buyer except a buyer with whom the sale has been previously arranged and who, together with any affiliated

     Person, will hold more than five hundred thousand (500,000) Common

     Shares of the Company after the Disposition; or (iii) to any Person who,

     together with any affiliated Person, will hold five hundred thousand

     (500,000) Common Shares of the Company or less after the Disposition.

     For purposes of this Section 1.22, a Person shall be deemed affiliated with another Person if such Person, directly or indirectly, controls, is controlled by or is under common control with the other Person (where

     "control" means the beneficial ownership, directly or through others, of more than 50% of the voting shares or equivalent interest or ownership interest).

  (2) SECTION 4.2 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS FOLLOWS:

       4.2 Restrictions in General. No Shareholder shall make or permit  a

     Disposition of any Shares except in compliance with the terms of this

     Article 4. No Shareholder shall pledge or otherwise encumber, or create a security interest in, any Shares owned by such Shareholder or permit to exist any lien, encumbrance or security interest in any such Shares except that the foregoing restrictions shall not apply to pledges,

     encumbrances, liens or security interests that collectively affect not more than five hundred thousand (500,000) Common Shares owned by  such

     Shareholder that are made to any one Person (including affiliates of such Person as defined in Section 1.22 above). No Shareholder shall have the right to make or permit a Disposition other than (i) a

     Disposition to an Affiliate pursuant to Section 4.3 hereof, (ii) a sale to a  person other than an Affiliate pursuant to paragraph A of Section

     4.4  hereof in consideration of a purchase price payable solely in cash

     (in a  currency which can be freely bought and sold), or (iii) a

     Qualifying  Disposition. In the case of any Disposition of Shares,

     except a  Qualifying Disposition, the person acquiring such Shares shall

     (unless  the Remaining Shareholder shall otherwise agree in writing) by acceptance of the certificates evidencing the Disposition Shares,

     become bound by the terms and conditions of this Agreement, as though an original party hereto, and shall, nevertheless, as a condition precedent to such Disposition, join in this Agreement by an instrument in writing reasonably satisfactory to the Remaining Shareholder.

  (3) SECTION 4.4 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS  FOLLOWS:



       4.4 Disposition to Non-Affiliate.

       A. This paragraph A shall govern any Disposition of Shares (as  such term is defined in the Agreement) by any Shareholder to a person  other than an Affiliate of such Shareholder except a Qualifying  Disposition.

       1. In case any Shareholder shall receive a bona fide offer  (meeting the requirements of Section 4.2 hereof) from a person other  than an

     Affiliate of such Shareholder (a "Third Party Offeror") to  purchase

     Shares owned by such Shareholder and shall in good faith  intend to accept such offer, such Shareholder shall transmit to the

     Remaining Shareholder a notice of such offer (a "Disposition Notice"),

     specifying in reasonable detail the identity of the Third Party Offeror and the purchase price and other terms and conditions of such offer, and transmitting a complete and correct copy of such offer. Upon delivery

     of   the Disposition Notice, each Remaining Shareholder shall have the right and option, exercisable by written notice to the Disposing

     Shareholder within 30 days after delivery of the Disposition Notice, to purchase all, but not less than all, of its "Proportionate Percentage"

     (meaning the percentage arrived at by dividing the number of Shares owned by it by the number of Shares owned by all the Remaining

     Shareholders) of the Disposition Shares at the purchase price and upon the other terms and conditions specified in the Disposition Notice except that, in the case of a Disposition of Shares of Common Stock of the Company (which is not a Qualifying Disposition), the purchase price per share shall be an amount  equal to the closing price of the

     Company's Common Shares on the New   York Stock Exchange on the date the

     Disposition Notice is given less a reasonable underwriter's fee or a private placement discount which will be determined by taking the

     arithmetical average of such fee or discount   as quoted by two

     underwriters or investment bankers, one selected by   the Disposing

     Shareholder and one selected by the Remaining   Shareholder. The closing

     of the purchase of the Disposition Shares by   each Remaining

     Shareholder shall take place at the principal office of   the Company on

     the dates specified by each Remaining Shareholder in   the notice of

     exercise, but not earlier than 60 days after the date of the

     Disposition Notice. At the closing, the Disposing Shareholder shall deliver to each Remaining Shareholder certificates for the Disposition

     Shares to be purchased by it (duly endorsed for transfer to or accompanied by appropriate stock powers to) each Remaining

     Shareholder, accompanied by any requisite stock transfer tax stamps or other evidence of payment of any applicable stock transfer taxes,

     against payment by each Remaining Shareholder of the purchase price therefor.

       If one Remaining Shareholder does not elect to purchase its

     Proportionate Percentage of the Disposition Shares the Disposing

     Shareholder shall give notice of this fact to the Remaining Shareholder who has elected to purchase its Proportionate Percentage of the

     Disposition Shares and thereafter said Remaining Shareholder shall have the option for 10 days to purchase the remainder of the Disposi-

     tion Shares on the same terms and manner set forth hereinabove for its option to purchase its Proportionate Percentage of the Disposition

     Shares.

       2. In case the Remaining Shareholder shall not exercise its option pursuant to the foregoing subparagraph 1 of this paragraph A, the

     Disposing Shareholder may (subject to Section 4.5 hereof) within 180 days after the date of the Disposition Notice, sell all, but not less

     than   all, of the Disposition Shares to the Third Party Offeror at a

     purchase price and upon other terms and conditions no more favorable to the Third Party Offeror than those specified in the Disposition Notice.

     Promptly after such sale, the Disposing Shareholder shall give notice thereof to the Remaining Shareholder, confirming the identity of the

     Third Party Offeror and the purchase price and other terms and conditions of the sale, accompanied by duly executed counterparts of the instrument of joinder required by Section 4.2 hereof. Upon delivery of such notice and instrument, the Disposing Shareholder shall be released from all obligations hereunder with respect to the Disposition Shares.

       B. A Shareholder may make a Qualifying Disposition subject to   the

     following conditions:

       1. Prior to making the Qualifying Disposition, the Shareholder   shall

     give the Company and the Remaining Shareholder at least 20 days   prior

     written notice specifying if the Common Shares are to be sold publicly, or, if a private sale is contemplated, specifying in

     reasonable   detail the identity of the recipient of such shares, the

     number of such   shares the recipient will receive in the Disposition

     and the price per   share or other consideration to be paid for each

     share.

       2. Subject to the next sentence, the Company may, by written   notice

     to the Shareholders, suspend the right of the Shareholders to   make a

     Qualifying Disposition for a period of 90 days if, at the time it receives notice pursuant to subparagraph 1 of this paragraph B, the

     Company determines, in its reasonable business judgment, that the

     Qualifying Disposition would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential or would interfere with any pending or formally proposed securities offering involving the Company or any of its subsidiaries and promptly provides the Shareholders with a notice of suspension. The Company shall not be permitted to suspend more than two Qualifying Dispositions in any twelve month consecutive period.

       C. If at any time a Shareholder and its Affiliates no longer hold any

     Shares, such Shareholder shall cease    be a party to this Agreement.

  (4) SECTION 4.5 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS  FOLLOWS:



       4.5 Approval of Non-Affiliates. Notwithstanding any provision of this Article 4 to the contrary, no Shareholder shall make a Disposition,

      except a Disposition to an Affiliate or a Qualifying Disposition,

     without   the approval of the Remaining Shareholder, which approval

     shall not be   unreasonably withheld. Such approval shall be

     conclusively deemed to   have been granted if not expressly withheld by

     written notice delivered   to the Disposing Shareholder within 30 days

     after delivery of the   applicable Disposition Notice.

  (5) SECTION 5.1 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS  FOLLOWS:



       5.1 Stock Legend. The Company shall cause all certificates representing Shares to be endorsed as follows:

       "The shares evidenced by this Certificate are subject to the restrictions and options stated in, and are transferrable only upon compliance with, the provisions of that certain Restated

       Shareholders Agreement Dated December 12,

       1991, among Ashland Oil, Inc., Saarbergwerke AG, Carboex International

       Ltd. and Ashland Coal, Inc., as  amended, a copy of which is on file in the office of the Secretary of the Company, and the provisions of which Agreement are incorporated herein by reference. The holder of this Certificate, by its acceptance hereof, agrees to be bound by all the terms of said Agreement, unless this Certificate is received as part of a Qualifying Disposition as defined in said Agreement. Except as provided in said Agreement, the shares evidenced by this

       Certificate may not be transferred, pledged or otherwise encumbered."



  (6) SECTION 5.3 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS  FOLLOWS:

       5.3 Transfer of Shares. The Company agrees that from and   after the

       Effective Date (a) it shall not transfer any Shares except in compliance with the terms of this Agreement and (b) except upon the written consent of the Remaining Shareholder provided pursuant to the last sentence of Section 4.2 hereof, all certificates representing

       Shares issued by the Company during the continuance of this Agreement,

       except Common Shares issued in connection with a Qualifying

       Disposition or Shares for which the Remaining Shareholder has released the person acquiring such Shares from this Agreement as provided in the last sentence of Section 4.2, shall be endorsed as stated in

       Section 5.1 hereof.

  (7) SECTION 7.2 OF THE AGREEMENT IS HEREBY AMENDED TO READ AS  FOLLOWS:

     [This Section intentionally left blank.]

  (8) EXCEPT AS OTHERWISE AMENDED HEREIN, THE AGREEMENT SHALL  REMAIN

  UNCHANGED AND IN FULL FORCE AND EFFECT.

     IN WITNESS WHEREOF, Ashland, Saarberg, Carboex and the Company  have hereunto caused this amendment to be executed by duly authorized representatives as of the day and year first above written.

  ASHLAND OIL, INC.                CARBOEX INTERNATIONAL, LTD.



  By:  /s/ Paul Chellgren          By:/s/ Gregorio Gonzalez-Irun Canchez
     ------------------------         ------------------------------------



  SAARBERGWERKE AG                 ASHLAND COAL,



  By: /s/ Michael G. Ziesler       By: /s/ William C. Payne
      /s/ Werner Externbrink          -------------------------------------
     -------------------------

                                   RESTATED

                           SHAREHOLDERS AGREEMENT

                                    AMONG

                             ASHLAND OIL, INC.,

                             SAARBERGWERKE AG,

                         CARBOEX INTERNATIONAL, LTD.

                                     AND

                              ASHLAND COAL, INC.

                            DATED December 12, 1991

                              TABLE OF CONTENTS

  Section                 Description           Page
- --------- ------------------------------------  ----

            DEFINITIONS                          2

            LEGAL STRUCTURE                      5

            CONDUCT OF BUSINESS OF THE COMPANY
  3.1     Business of the Company   ...........  5
  3.2     Negation of other Restrictions
            and Conditions  .................    6
  3.3     Independent Organization   ..........  6
  3.4     Capitalization  ....................   7
  3.5     Services Provided by Ashland    ...... 7
  3.6     Coal Off-Take Agreement   ...........  8
  3.7     Technological Cooperation  .........   8
  3.8     Geographic cooperation   ............  8
            DISPOSITION OF COMPANY SHARES
  4.1     Investment Representation  .........  11
  4.2     Restrictions in General   ........... 11
  4.3     Disposition to Affiliate   .......... 12
  4.4     Disposition to Non-Affiliate   ...... 13
  4.5     Approval of Non-Affiliates   ........ 15
            OBLIGATIONS OF THE COMPANY
  5.1     Stock Legend.....................     16
  5.2     Company's  Execution .................16
  5.3     Transfer of Shares  ................  16
  5.4     Inspection Right  ..................  17
  5.5     Actions of Subsidiaries  ...........  17
            DEFAULTS AND REMEDIES
  6.1     Specific Enforcement  ..............  17
  6.2     Submission to Jurisdiction;
            Service of Process  .............   18

  Section                 Description           Page
- --------- ------------------------------------  ----

            MISCELLANEOUS
  7.1     Term  ..............................  19
  7.2     Tradename and Trademarks   .......... 19
  7.3     Amendments; Waivers  ...............  20
  7.4     Successors and Assigns   ............ 20
  7.5     Notices  ...........................  20
  7.6     Computation of Time Periods   ....... 22
  7.7     Confidentiality  ...................  22
  7.8     Severability  ......................  23
  7.9     Counterparts; Headings   ............ 23
  7.10     Governing Law  ..................... 24

  Appendix "A"    Designation of Region I

       RESTATED SHAREHOLDERS AGREEMENT, dated December 12, 1991, among

  ASHLAND OIL, INC. ("Ashland"), a Kentucky corporation, SAARBERGWERKE AG

  ("SAARBERG"), a company organized under the laws of the Federal Republic of

  Germany, CARBOEX INTERNATIONAL LTD. ("Carboex") a company organized under the laws of the Bahamas, and ASHLAND COAL, INC. (the "Company"), a Delaware

  corporation.

        WITNESSETH:

       WHEREAS, Ashland, Saarberg Coal International GmbH ("SCI") and the

  Company entered into an agreement dated May 28, 1981, (the "Shareholders

  Agreement") for the corporate governance of the Company; and,

       WHEREAS, the Shareholders Agreement has been amended by that certain

  First Shareholders Agreement Amendment dated February 27, 1982, among

  Ashland, SCI, Sociedad Espanola de Carbon Exterior, S.A. ("SECE") and the

  Company (the "First Amendment") and an amendment dated June 30, 1982, and that certain Second Amendment to Shareholders Agreement dated August 18,

  1988, both among Ashland, SCI, Carboex and the Company; and,

       WHEREAS, by Assignment and Assumption Agreement made as of June 30,

  1982, SECE assigned to Carboex all of its rights, duties and obligations under certain agreements, including among them the First Amendment, and

  Carboex assumed full performance of all of the terms and conditions of the

  First Amendment; and,

       WHEREAS, effective September 30, 1988, SCI was merged into Saarberg with Saarberg being the surviving corporation; and,

       WHEREAS, the parties desire to enter into this Restated Shareholders

  Agreement for the purpose of restating the Shareholders Agreement, as so amended, in its entirety to reflect such amendments and the merger of SCI into Saarberg and not to otherwise change any of the substantive terms and provisions thereof.

       NOW, THEREFORE, the parties hereto agree as follows:

  1.   DEFINITIONS

       For all purposes of this Agreement, the following terms shall have the following meanings:

       1.1 "Affiliate" means, with respect to any Shareholder, any other

  Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Shareholder;  provided, however, that ATEC,

  INC.  (formerly U.S. Filter Corporation) shall not be deemed to be an affiliate of Ashland. For purposes of this definition, "control" means the

  beneficial ownership directly,   or indirectly through one or more

  Affiliates, of more than 50% of the voting shares or equivalent interests or ownership interests in a Person.

       1.2 "Associate" means, with respect to any Shareholder, any other

  Person, more than 25% but not more than 50% of the voting shares or equivalent interests or ownership interests in which are beneficially owned directly, or indirectly through one or more

  Subsidiaries or Associates, by such Shareholder; provided, however, that

  ATEC, INC.   shall be deemed to be an Associate of Ashland.

       1.3 "Board" means the Board of Directors of the Company.

       1.4 "By-Laws" means the Amended By-Laws of the  Company.

       1.5 "Certificate of Incorporation" means the Restated Certificate of

  Incorporation of the Company, as amended by Certificates of Amendment of

  September 30, 1987 and July 28, 1988.

       1.6 "Coal-Off-Take Agreement" means the restated coal off-take agreement of even date herewith between the Company, Saarberg  and Carboex relating to the right on the part of Saarberg  and Carboex to purchase coal from the Company.

       1.7 "Director" means a member of the Board.

       1.8 "Disposing Shareholder" means the Shareholder who makes a

  Disposition to one or more of its Affiliates pursuant to Section 4.3 hereof or the Shareholder who provides the Disposition Notice referred to in

  Section 4.4 hereof.

       1.9 "Disposition" means any sale, transfer, assignment or other disposition, whether by operation of law or otherwise, by any Shareholder of any Shares.

       1.10 "Disposition Shares" means Shares which are the subject of a proposed Disposition.

       1.11  "Effective Date", for the purposes of this Agreement,  means (a)

  with respect to Saarberg, the date of the consummation of the Closing under the Stock Subscription

  Agreement, and (b) with respect to Carboex, the date of the consummation of the  Closing under the Stock Purchase Agreement.

       1.12 "Person" means any corporation, partnership, joint venture,

  association, trust or other business entity.

       1.13 "Region I" means the geographic areas designated as Region I on the map contained in Appendix "A" attached hereto and in the Supplement thereto, as such areas may from time to time be modified pursuant to the terms of the Supplement thereto.

       1.14  "Region III" means Producing District 8, as currently established by the United States Bureau of Mines, exclusively of Region I.



       1.15 "Remaining Shareholder" means the Shareholder or Shareholders, as the context may require, other than the Disposing Shareholder.

       1.16 "Services and Employee Benefits Agreement" means the agreement dated May 28, 1981 between Ashland and the Company relating to the provision of certain administrative services to the Company by Ashland and to the participation by certain Company employees in the employee benefit plans of Ashland.

       1.17 "Shareholder" means any of Ashland, Saarberg and Carboex and

  "Shareholders" means all of Ashland, Saarberg and Carboex.

       1.18 "Shares" means shares of any class of capital stock of the

  Company owned by any Shareholder.

       1.19 "Stock Purchase Agreement" means the agreement dated February 27,

  1982 between Ashland and SECE relating to the purchase of certain Shares by

  SECE from Ashland, which agreement was assigned to Carboex on June 30,

  1982.

       1.20 "Stock Subscription Agreement" means the agreement dated May 28,

  1981, between SCI, Ashland and the Company relating to the subscription for certain Shares made by SCI and Ashland.

       1.21 "Subsidiary" means, with respect to any Person, any other Person,

  more than 50% of the voting shares or equivalent interests or ownership interests in which are beneficially owned directly, or indirectly through one or more Subsidiaries, by such Person; provided, however, that ATEC,

  INC. shall be deemed not to be a Subsidiary of Ashland.

  2.   LEGAL STRUCTURE

       (INTENTIONALLY LEFT BLANK]

  3. CONDUCT OF BUSINESS OF THE COMPANY

       3.1 Business of the Company. The business of the Company and its

  Subsidiaries shall be limited to (a) the acquisition, construction, and operation of coal mines of every type and nature,  (b) the exploration for,

  acquisition of and exploitation  of  coal  properties,   (c)  the

  producing, preparation  and  related  processing,   loading,   storing,

  transporting and marketing of coal, (d) the activities conducted by Commonwealth Equipment, Inc., when it was a Subsidiary of the

  Company and the activities currently conducted by Tri-State Testing Co.,

  Inc., a Subsidiary of the Company, (e) the exploitation of the limestone properties currently controlled by the Company, (f) the subleasing of coal properties to others, (g) the purchase and sale of coal produced by others,

  (h) activities (other than hard-rock mining) incidental to the foregoing activities or to the ownership of properties acquired in connection with the foregoing activities, such as the sale, lease, development or exploitation of timber rights, oil and gas rights and other mineral rights.

       3.2 Negation of Other Restrictions and Conditions. Nothing in this

  Agreement shall be deemed to prohibit or restrict any Shareholder or any of its Affiliates or Associates from engaging in any activity or acquiring any asset which is not expressly prohibited or restricted by this Agreement.

       3.3 Independent Organization. The Shareholders agree that the Company shall be operated by its own management and employees as an independent legal and economic entity in accordance with the General Corporation Law of

  Delaware, this Agreement, and the Certificate of Incorporation and By-Laws

  of the Company.

       3.4 Capitalization. (INTENTIONALLY LEFT BLANK]

       3.5 Services Provided by Ashland. Ashland and the Company have entered into the Services and Employee Benefits Agreement at the request of and with the approval of SCI. Carboex has reviewed a copy of such Agreement and has ratified, approved and accepted such Agreement.  The Shareholders agree that the relationship between Ashland and the Company regarding the provision by Ashland of any particular service or benefit plan under the

  Services   and Employee Benefits Agreement shall be in accordance with, and subject to, the terms of the Services and Employee Benefits Agreement. The

  Shareholders further agree that at such time as such relationship is to be terminated, whether at the election of the Company or as a result of the occurrence of an event requiring termination under the Services and

  Employee Benefits Agreement, representatives of Ashland and the Company shall work together to devise and implement a gradual phase-out of such relationship in a manner designed (a) to minimize any adverse administrative impact on the Company, and (b) with respect to employee benefit plans, to minimize future funding and administrative costs for the

  Company in providing such benefits.

       3.6 Coal Off-Take Agreement. The Company has entered into the Coal

  Off-Take Agreement granting Saarberg and Carboex certain rights to purchase coal.

       3.7 Technological Cooperation. Each of the Shareholders shall make available (to the extent not in violation of contractual prohibitions,

  secrecy agreements, or rights of third parties and to the extent otherwise feasible) to the Company on customary terms, such current and future technological know-how relating to the mining and preparation and related processing of coal for sale as coal which such Shareholder possesses or controls if such know-how can reasonably be expected to contribute to the success of the business or operation of the Company.

       3.8 Geographic Cooperation.

       A. In case any Shareholder or Subsidiary shall acquire or propose to acquire directly, or indirectly through any Subsidiary, any interest in any coal property (fee or leasehold) or in any facility for the mining,

  preparation and related processing, loading, storing or transporting of coal located in Region I (such interest being called a "Region I

  Opportunity"), such shareholder shall, prior to or promptly after the acquisition of such Region I opportunity, give notice to the Company describing such Region I Opportunity in reasonable detail and specifying the price and terms and conditions upon which such Region I opportunity has been or is proposed to be acquired by such Shareholder or Subsidiary. The

  Company shall have the right, exercisable within 30 days after receipt of such notice, to purchase such Region I opportunity at the price and upon the other terms and conditions specified in such notice.

       B. In case any Shareholder or Subsidiary shall acquire or propose to acquire directly or indirectly through any Subsidiary, any interest of more than 50% in any coal property (fee or leasehold) or in any facility for the mining, preparation and related processing, loading, storing or transporting of coal located in Region II (such interest being called a

  "Region II Opportunity"), such Shareholder shall, prior to or promptly after the acquisition of such Region II Opportunity, give notice to the

  Company describing such Region II Opportunity in reasonable detail.   If

  within 30 days after delivery of such notice, the Company shall advise such

  Shareholder or Subsidiary that the Company is interested in participating in the ownership, use or operation of such Region II Opportunity and shall indicate the general nature and the basic terms and conditions for such participation, such Shareholder or Subsidiary will discuss the proposed participation with the Company in good faith to determine whether the parties would have a mutual economic interest in such participation (it being understood that such Shareholder or Subsidiary shall be under no obligation to negotiate or to grant any participation if it determines, in its sole discretion, that there is no such mutual economic interest).

       C. In case the transfer of a Region I Opportunity pursuant to paragraph A of this Section 3.8 or the granting of a participation in a

  Region II Opportunity pursuant to paragraph B of this Section 3.8 would require the consent of a third party, the Shareholder or Subsidiary acquiring such opportunity shall use reasonable efforts to obtain such consent, and the obligation to give the notice required by paragraph A or B of this Section 3.8 or to transfer such Region I opportunity or to grant such participation in such Region II Opportunity shall be subject to the

  receipt of such consent.   In case any Shareholder or Subsidiary shall not

  obtain any such consent, such Shareholder shall notify the Company, and the other Shareholders shall have the right, by notice to the Company and the other Shareholders, (a) to terminate the provisions of this Section 3.8, in the case of a Region I Opportunity, or (b) to terminate the provisions of paragraphs B and E of this Section 3.8, in the case of a Region II

  Opportunity.

       D. In case any Associate of any Shareholder shall acquire or propose to acquire directly, or indirectly through any Associate, any Region I

  Opportunity, such Associate may offer such Opportunity to the Company in the manner and upon the terms provided in paragraph A of this section 3.8.

  In case such Associate shall not make such offer to the Company, such

  Shareholder shall notify the Company of such acquisition, and the other

  Shareholders shall have the right, by notice to the Company and the other

  Shareholders, to
  terminate the provisions of this Section 3.8.

       E. In case any Associate or any Shareholder shall acquire or propose to acquire directly, or indirectly through any Associate, any Region II

  Opportunity, such Associate may give notice to the Company and, if requested by the Company, discuss the possibility of participation with the

  Company in the manner provided in paragraph B of this Section 3.8. In case such Associate shall not give notice to the Company, or, if requested,

  shall fail to discuss participation as provided in paragraph B of this

  Section 3.8, such Shareholder shall notify the Company of such acquisition and the other Shareholders shall have the right, by notice to the Company and the other Shareholders, to terminate the provisions of paragraphs B and

  E of this Section 3.8.

  4.  DISPOSITION OF COMPANY SHARES

       4.1 Investment Representation. The Shareholders represent to each other Shareholder that they intend to hold their Shares as a long-term investment for the indefinite future and have no current intention of making a Disposition thereof except for the possible transfer pursuant to

  Section 4.3 hereof to an Affiliate having a similar intention.

       4.2 Restrictions in General. No Shareholder shall make or permit a

  Disposition of any Shares except in compliance with the terms of this

  Article 4.  No Shareholder shall pledge or otherwise encumber, or create a security interest in, any Shares owned by such Shareholder or permit to

  exist any lien, encumbrance or   security interest in any such

  Shares.  No Shareholder shall have the right to make or permit a

  Disposition other than (i) a Disposition to an Affiliate pursuant to

  Section 4.3 hereof, or (ii) a sale to a person other than an Affiliate pursuant to Section 4.4 hereof in consideration of a purchase price payable solely in cash (in a currency which can be freely bought and sold). In the case of any Disposition of Shares, the person acquiring such Shares  shall

  (unless the   Remaining Shareholder shall otherwise agree in writing) by acceptance of the certificates evidencing the Disposition Shares, become bound by the terms and conditions of this Agreement as though an original party hereto, and shall, nevertheless, as a condition precedent to such

  Disposition, join in this Agreement by an instrument in writing reasonably satisfactory to the Remaining Shareholder.

       4.3 Disposition to Affiliate. Each Shareholder may make a Disposition of all or part of its Shares to an Affiliate of such Shareholder, which in turn may make a Disposition of all or part of such Shares to such

  Shareholder or to another Affiliate of such Shareholder; provided that (a)

  unless the Remaining Shareholder, at the request of the Disposing

  Shareholder but in the sole discretion of the Remaining Shareholder,

  releases the Disposing Shareholder in writing, the Disposing Shareholder shall remain liable for the performance by such Affiliate of all

  obligations of the Disposing  Shareholder  hereunder  with  respect   to

  the Disposition Shares acquired by such Affiliate, and (b) as a condition precedent to such Disposition, the Disposing

  Shareholder, such Affiliate and the Remaining Shareholder shall enter into an agreement, reasonably satisfactory in form and substance to the

  Remaining Shareholder, providing that the Disposing Shareholder shall have an unqualified right and obligation to reacquire the Disposition Shares from such Affiliate upon such Affiliate's ceasing to be an Affiliate of the

  Disposing Shareholder (upon which reacquisition such Disposing Shareholder shall, if previously released by the Remaining Shareholder, again become a party to this Agreement).

       4.4 Disposition to Non-Affiliate.

       A. In case any Shareholder shall receive a bona fide offer (meeting the requirements of Section 4.2 hereof) from a person other than an

  Affiliate of such Shareholder (a "Third Party Offeror") to purchase Shares owned by such Shareholder and shall in good faith intend to accept such offer, such Shareholder shall transmit to the Remaining Shareholder a notice of such offer (a "Disposition Notice"), specifying in reasonable detail the identity of the Third Party Offeror and the purchase price and other terms and conditions of such offer, and transmitting a complete and

  correct copy of such offer.   Upon delivery of the Disposition Notice, each

  Remaining Shareholder shall have the right and option, exercisable by written notice to the Disposing Shareholder within 30 days after delivery of the Disposition Notice, to purchase all, but not less than all, of its

  "Proportionate Percentage" (meaning the percentage arrived at by dividing the number of Shares owned by it by the number of Shares owned by all the

  Remaining Shareholders) of the Disposition Shares at the purchase price and upon the other terms and conditions specified in the Disposition Notice.

  The closing of the purchase of the Disposition Shares by each Remaining

  Shareholder shall take place at the principal office of the Company on the dates specified by each Remaining Shareholder in the notice of exercise,

  but not earlier than 60 days after the date of the Disposition Notice. At the closing, the Disposing Shareholder shall deliver to each Remaining

  Shareholder certificates for the Disposition Shares to be purchased by it

  (duly endorsed for transfer to or accompanied by appropriate stock powers

  to) each Remaining Shareholder, accompanied by any requisite stock transfer tax stamps or other evidence of payment of any applicable stock transfer taxes, against payment by each Remaining Shareholder of the purchase price therefor.

       If one Remaining Shareholder does not elect to purchase its

  Proportionate Percentage of the Disposition Shares the Disposing

  Shareholder shall give notice of this fact to the Remaining Shareholder who has elected to purchase its Proportionate Percentage of the Disposition

  Shares and thereafter said Remaining Shareholder shall have the option for

  10 days to purchase the remainder of the Disposition Shares on the same terms and manner set forth hereinabove for its option to purchase its

  Proportionate Percentage of the Disposition Shares.

       B. In case the Remaining Shareholder shall not exercise its option pursuant to the foregoing paragraph A, the Disposing Shareholder may

  (subject to Section 4.5 hereof) within 180 days after the  date of the

  Disposition Notice, sell all, but not less than all, of the Disposition

  Shares to the Third Party Offeror at a purchase price and upon other terms and conditions no more favorable to the Third Party Offeror than those specified in the Disposition Notice. Promptly after such sale, the

  Disposing Shareholder shall give notice thereof to the Remaining

  Shareholder, confirming the identity of the Third Party Offeror and the purchase price and other terms and conditions of the sale, accompanied by duly executed counterparts of the instrument of joinder required by Section

  4.2 hereof. Upon delivery of such notice and instrument, the Disposing

  Shareholder shall be released from all obligations hereunder with respect to the Disposition Shares, and provided that if neither the Disposing

  Shareholder nor any of its Affiliates then hold any Shares, such Disposing

  Shareholder shall cease to be a party to this Agreement.

       4.5 Approval of Non-Affiliates. Notwithstanding any provision of this

  Article 4 to the contrary, no Shareholder shall make a Disposition to a person other than an Affiliate except upon the approval of the Remaining

  Shareholder, which approval shall not be unreasonably withheld.  Such approval shall be conclusively deemed to have been granted if not expressly withheld by written notice delivered to the

  Disposing Shareholder within 30 days after delivery of the applicable

  Disposition Notice.

  5. OBLIGATIONS OF THE COMPANY

       5.1 Stock Legend. The Company shall cause all certificates representing Shares to be endorsed as follows:

       "The shares evidenced by this Certificate are subject to the restrictions and options stated in, and are transferrable only upon compliance with, the provisions of that certain Restated Share-holders Agreement Dated December 12, 1991, among Ashland Oil, Inc., Saarbergwerke AG, Carboex International Ltd. and Ashland Coal, Inc., a copy of which is on file in the office of the Secretary of the Company, and the provisions of which Agreement are incorporated herein by reference. The holder of this Certificate, by its acceptance hereof, agrees to be bound by all the terms of said Agreement. The shares evidenced by this Certificate may not be pledged or otherwise encumbered and may not be transferred except as provided in said Agreement."

       5.2 Company's Execution. The Company shall execute and   deliver to

  the Shareholders, and shall become a party to,   this Agreement, and the

  Shareholders hereby consent to such   execution and delivery.

       5.3 Transfer of Shares. The Company agrees that from and   after the

  Effective Date (a) it shall not transfer any Shares   except in compliance

  with the terms of this Agreement and (b)   except upon the written consent

  of the Remaining Shareholder   provided pursuant to the last sentence of

  Section 4.2 hereof,   all certificates representing Shares issued by the

  Company   during the continuance of this Agreement shall be endorsed as stated in Section 5.1 hereof.

       5.4 Inspection Right. The Company agrees, and the Shareholders agree that they shall cause the Company, to provide each of the

  Shareholders and their respective authorized representatives full and free access to all books and records of the Company and any and all reports,

  budgets or proposals prepared by or on behalf of the Company and to provide each Shareholder a monthly statement of income and monthly reports on production, sales and such other information as any Shareholder may reasonably request. The Company agrees that on reasonable notice and during standard business hours it will make any and all officers and employees of the Company available to each Shareholder and its authorized representatives for interviews.

       5.5 Actions of Subsidiaries. The Company covenants and agrees that it will cause each Subsidiary of the Company to comply with and carry out decisions of the Board taken in accordance with the By-Laws, and it will not permit any Subsidiary to take (or omit to take) any action which, if taken (or omitted) by the Company, would require approval of the Board pursuant to Article II, Section 10.B of the By- Laws, unless the taking (or omission) of such action by such Subsidiary has been duly approved by the

  Board.

  6. DEFAULTS AND REMEDIES

       6.1 Specific Enforcement. In the event of any breach or threatened breach by any party to this Agreement of any of the covenants, agreements,

  terms, conditions or limitations contained in this Agreement, any other party to this

  Agreement shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise, it being understood, agreed and acknowledged that monetary damages may not be sufficient to compensate an aggrieved party.

       6.2 Submission to Jurisdiction; Service of Process. The Shareholders

  hereby irrevocably submit to the jurisdiction of the Federal court sitting in the Southern District of New York over any action or other proceeding brought by any of the parties hereto or by any of their successors or assigns arising out of or relating to this Agreement. The Shareholders and the Company hereby irrevocably agree that all claims with respect to such suit, action or other proceeding may be heard and determined in such courts to the exclusion of any other forum in the United States.

       Saarberg hereby irrevocably appoints Messrs. Shearman & Sterling,

  Attention:   Edward L. Turner III, Esq., whose office is located at 599

  Lexington Ave., New York, NY 10022, United States, as its agent to receive on behalf of Saarberg service of copies of any summons and complaint and any other process which may be served in any such action or proceeding.

       Carboex hereby irrevocably appoints C T Corporation System, whose office is located at 1633 Broadway, New York, New York 10019, United

  States,  as its agent to receive on behalf of Carboex service of copies of any summons and complaint and any other process which may be served in any such action or proceeding.

  7. MISCELLANEOUS

       7.1 Term. This agreement shall become effective on the Effective Date and shall remain in full force and effect thereafter until terminated by an

  instrument in writing by all parties hereto.   In the event that the

  Effective Date does not occur (a) with respect to Saarberg, on or before

  June 9, 1981 or such later date to which the parties to the Stock

  Subscription Agreement consent to extend the closing thereunder, or (b)

  with respect to Carboex, on or before September 30, 1982, or such later date to which the parties to the Stock Purchase Agreement consent to extend the closings thereunder, this Agreement shall terminate and become null and void.

       7.2 Tradename and Trademarks. Ashland agrees to permit the Company to use the name "Ashland" and all trademarks and tradenames of the Company associated therewith for a period of five years from and after August 18,

  1988; provided, however, if at any time after two years from and after

  August 18, 1988, Ashland shall own less than 40% of the outstanding Shares,

  the Company agrees that within 30 days of Ashland's request the Company shall change its corporate name so as to eliminate therefrom the word

  "Ashland" and any simulation or variation thereof  and that it shall thereafter forever discontinue the use of its current trademark, the use of its current tradename,  the use of the word "Ashland" in its corporate title, its tradename or otherwise, and the use of any simulation or variation of such trademark, tradename or word. The

  Shareholders agree to vote their Shares in favor of any corporate action necessary to accomplish the foregoing.

       7.3 Amendments; Waivers. This Agreement may not be amended or modified in any manner, and no provision hereof may be waived or discharged except by an instrument in writing signed by an authorized officer of each of the

  parties hereto.   The failure of any party hereto to enforce at any time

  any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or the right of any party thereafter to

  enforce each and every such provision.   No waiver of any breach of this

  Agreement shall be held to be a waiver of any other or subsequent breach.



       7.4 Successors and Assigns. Unless otherwise herein provided, this

  Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

       7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by first class airmail, telex or telecopy as follows:

            To Ashland:

                      Ashland Oil, Inc.
                      P. 0. Box 391
                      Ashland, Kentucky 41114, USA

                      Telex No. 218476
                      Answer Back: AOINC
                      Attention: General Counsel

            To Saarberg:

                      Saarbergwerke AG
                      Trierer Strasse 1
                      P. 0. Box 1030
                      D-6600 Saarbruecken, Federal
                         Republic of Germany
                      Telex No. 4421240
                      Answer Back: SBWD

                      Attention: Vorstand

            To Carboex:

                      Sociedad Espanola de Carbon Exterior, S.A.
                      Calle Manuel Cortina
                      No. 2
                      Madrid 10
                      Spain
                      Telex No. 46342
                      Answer Back: CRBX-E

            To the Company:

                      Ashland Coal, Inc.
                      P. 0. Box 6300
                      Huntington, West Virginia 25771, USA
                      Telex No. 7109311907
                      Answer Back: ASH COAL

                      Attention: President


  or such other address as may be designated in writing by any   party to the

  other parties hereto. Any notice or other   communication so transmitted

  shall be deemed to have been   given at the time of delivery, in the case

  of a communication   delivered personally, on the business day following

  receipt   of answerback or telecopy confirmation, in the case of a

  communication sent by telex or telecopy, respectively, or ten days after mailing in the case of a communication sent by mail.

       7.6 Computation of Time Periods. The words "day" or "days" as used in this Agreement with respect to the computation of periods of time shall mean calendar days and the words "business day" or "business days" as used in this Agreement with respect to the computation of periods of time shall mean any day that is not a Saturday, Sunday, or other holiday in West

  Virginia or Saarbruecken, Federal Republic of Germany or Madrid, Spain;

  provided, however, that if the last day of any period of time shall fall on a day other than a business day, such period shall be extended to include the next succeeding business day in each such location. All computations of time shall be based on New York City time.

       7.7 Confidentiality. Except as required by law, by the German Federal or Saarland state authorities or Spanish state authorities, the

  Shareholders agree that they shall each keep confidential all non-public information received by them from the Company regarding its affairs,

  business, prospects and properties and will not disclose such information to any party other than to another Shareholder, any Affiliate of a

  Shareholder, any prospective purchasers of Shares, or any employee  or agent of such Shareholder, Affiliate or prospective purchaser; provided,

  however,that the recipient of such information is subject to confidentiality agreements equivalent hereto, unless such information was in the possession of such party prior to its receipt from the

  Company, was in the public domain or was received from a third party who did not receive it from the Company.

       7.8 Severability. If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or should violate any applicable law, this Agreement is to be considered devisible as to such provision and such provision is to be deemed deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included therein.  There shall be substituted for any such provision deemed to be deleted a suitable provision, which as far as is legally possible, comes nearest to what the parties desired or would have desired according to the sense and purpose of this Agreement, had they considered the point when concluding this

  Agreement.

       7.9   Counterparts; Headings. This Agreement may be executed in

  several counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one and the same

  instrument.   The Article and Section headings in this Agreement are for the convenience of reference only and shall not affect the construction hereof.

       7.10 Governing Law. This Agreement shall be governed by, enforceable under and construed in accordance with the law of the State of New York.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

  ASHLAND OIL, INC.                  CARBOEX INTERNATIONAL, LTD.


  By:   /s/ Paul Chellgren           By:    /s/ Juan Antonio Ferrando
     -------------------------          -------------------------------


  SAARBERGWERKE AG                   ASHLAND COAL, INC.



  By:  /s/ Hans Freymann             By:   /s/ William C. Payne
       /s/ Deitrich Reinhardt           --------------------------------
     --------------------------

                            DESIGNATION OF REGION I





  The Property Map for Ashland Coal, Inc. dated January 21, 1981, bearing a notation referring to this Agreement and initialled by the parties hereto, is incorporated herein by reference. A reduced reproduction of said Property Map is attached hereto for purposes of convenience only.




                                  APPENDIX "A"

                          SUPPLEMENT TO APPENDIX "A"

  The map contained in Appendix "A" is hereby supplemented as follows:

  AREA A         -      western boundary is western limit of   Appalachian
                        coal field.

  AREA B         -      includes all reserves committed to the   Monterey
                        Coal Company Mine by the joint   venture of Exxon
                        Coal and Columbia Gas   as established by that
                        certain joint   venture agreement between Exxon Coal
                         and Columbia Gas.

  AREA E         -      includes all river loading facilities on   the Ohio
                        between Point Pleasant and the   confluence of the
                        Ohio and Mississippi   Rivers, Big Sandy and Kanawha
                        Rivers   except such facilities as required by   any
                        Shareholder or any Subsidiary or   Associate of any
                        Shareholder for preparation and related processing
                        of coal   provided from mines in Producing District
                        8 in which they have an equity interest   or for
                        preparation and related processing   of coal
                        provided from other Districts.

  If the Company acquires any coal property constituting a major mine unit which is located in Region II, the Shareholders will discuss the possibility of revising the definition of Region I to accommodate such acquisition.




                               [MAP APPEARS HERE]

                     Graphic Material Cross-Reference Page


        A map which shows in extensive detail various boundaries of

  Appalachian coal fields and all river coal loading facilities on the Ohio

  River between Point Pleasant, West Virginia, and the confluence of the Ohio and Mississippi Rivers, Big Sandy and Kanawha Rivers appears on page 25.